Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, 333-100404, and 333-122405) on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated August 10, 2006, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries (MEMC) as of December 31, 2005 and 2004; the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2005; the related financial statement schedule; and our report dated August 10, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of MEMC Electronic Materials, Inc.

As discussed in note 2 to the consolidated financial statements, the Company has restated the consolidated statements of cash flows for the years ended December 31, 2004 and 2003.

Our report dated August 10, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 expresses our opinion that MEMC did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states MEMC had ineffective Company-level controls, inadequate expertise in U.S. generally accepted accounting principles, and inadequate revenue recognition policies and procedures.

/s/ KPMG LLP

St. Louis, Missouri

August 10, 2006